EXHIBIT 3.9

ARTICLES OF AMENDMENT TO THE CHARTER OF

MILLER ENERGY RESOURCES, INC.

Pursuant to the provisions of the Tennessee Business Corporation Act, §48-20-201 et. seq. the undersigned Corporation adopted the following Articles of Amendment to its Charter:

The name of the Corporation is Miller Energy Resources, Inc.

The amendment adopted is: Article Six of the Corporation’s Amended and Restated Charter is hereby amended by adding the following:

In accordance with Sections 48-20-102 and 48-20-106 of the Tennessee Business Corporation Act (“TBCA”), the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Charter (the “Charter”):

1.

The name of this corporation is Miller Energy Resources, Inc.

2.

Article Six of the Charter is hereby amended, pursuant to the authority granted to the Board of Directors of this corporation by Section 6(c) of the Charter, by adding the following subsection (d) to Article Six of the Charter, which subsection states the number, designation, relative rights, preferences and limitations of a new series of preferred stock as fixed by the Board of Directors and shall read in its entirety as follows:

(d)

Series A Redeemable Preferred Stock.

(i)

Designation and Amount.  The shares of such series shall be designated as “Series A Redeemable Preferred Stock” (the “Cumulative Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 150,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Cumulative Preferred Stock to a number less than the number of shares then outstanding.

(ii).

Stated Value.  The stated value of the Series A Preferred Stock shall be $100.00 per share.

(iii).

Dividends.  Subject to the Corporation’s ability to pay dividends pursuant to the provisions of Section 48-16-401 of the TBCA, the holders of the shares of Cumulative Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to receive dividends ("Dividends") at the rate of 10% per annum payable on the Stated Value of such preferred share, which shall be cumulative.  The Dividends shall be payable at the sole discretion of the Corporation either in cash or shares of Cumulative Preferred Stock valued at the Stated Value.  Dividends on the shares of Cumulative Preferred Stock shall commence accruing on the initial issuance date of such shares (the “Issuance Date”) and shall be computed on the basis of a 365-day year and actual days elapsed.  Dividends shall be payable annually in arrears on (each, a "Dividend Date") with the first Dividend Date being May 1, 2013.

(iv).

Conversion.  The shares of Cumulative Preferred Stock are not convertible into or exchangeable for any other security of the Corporation.

(v).

Redemption.

(A)

Commencing immediately upon issuance, all or any of the shares of Cumulative Preferred Stock are redeemable at any time at the option of the Corporation upon notice to the Holder (the “Redemption Notice”) at a redemption price per share (the “Redemption Price”) as follows:

(1)

If the Redemption Notice is given prior to the 180th day anniversary of the issuance date of the shares of Cumulative Preferred Stock, the Redemption Price shall be 110% of the Stated Value per share plus any accrued but unpaid dividends; or

(2)

If the Redemption Notice is given on or after the 180th day anniversary of the issuance date of the shares of Cumulative Preferred Stock, the Redemption Price shall be 115% of the Stated Value per share plus any accrued but unpaid dividends.

(B)

Payment in full of the Redemption Price shall be payable in cash to the Holder upon surrender of the certificates representing the shares so redeemed.

(C)

In the event any shares of Cumulative Preferred Stock shall be redeemed pursuant to this section, the shares so redeemed shall automatically be cancelled and returned to the status of authorized but unissued shares of preferred stock.

(vi).

Voting Rights.  The shares of Cumulative Preferred Stock shall have no voting rights except as may be specifically provided for in the TBCA.

(vii).

Liquidation, Dissolution, Winding-Up.  In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Cumulative Preferred Stock then outstanding shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, an amount equal to the Stated Value per share.

(viii).

Rank.  The shares of Cumulative Preferred Stock shall rank, with respect to the payment of dividends and distribution of assets, senior to any other series of preferred stock of the Corporation.

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

That I am the duly elected, qualified and acting Secretary of the Corporation, and that the above and foregoing Amendment to the Charter of the Corporation was duly adopted and approved as such by the Board of Directors on March 14, 2012, and filed with the Secretary of State on March 27, 2012.

IN WITNESS WHEREOF, I have hereunto subscribed my name as Secretary of the Corporation as of April 2, 2012.

MILLER ENERGY RESOURCES, INC.

By:	/s/ Paul W. Boyd
Paul W. Boyd, Secretary

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